Exhibit 10.3

ASSIGNMENT OF CONTRACT PROCEEDS

THIS ASSIGNMENT OF CONTRACT PROCEEDS (“Assignment”) is made effective as of the 10th day of May, 2007, between Keith Bullard’s Auto Liquidation Center, Inc., a Pennsylvania corporation (“Company”) and Horvath Holdings, LLC, a Michigan limited liability company (“Seller”).

WITNESSETH:

WHEREAS, pursuant to the Stock Redemption and Debt Restructuring Agreement between Company and Seller, dated of even date herewith (the “Redemption Agreement”), Seller has agreed to fully discharge certain indebtedness of the Company described therein on the terms and conditions set forth in the Redemption Agreement; and

WHEREAS, pursuant the Redemption Agreement, the Company has agreed to assign to Seller the Company’s right to receive: (a) all proceeds under the Credit Acceptance Corporation (6X6 Pool) payments and the Ohio Funding Group, Inc. Buy-Here Pay-Here payments, in each case due and payable to the Company as a result of accumulated consumer vehicle loans originated by the Company prior to the Closing (the “Back End Payments”), and (b) all proceeds resulting from certain vehicle sales completed by the Company prior to Closing for which final proceeds have not yet been received by the Company (the “Sale Contracts in Process”) (collectively, the Back End Payments and Sale Contracts in Process are referred to herein as the “Contract Proceeds”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment of the Sales Contracts in Process. The Company hereby assigns, transfers and sets over unto Seller all of the Company’s right, title and interest in, to and under the Contract Proceeds.

2. Miscellaneous. This Assignment and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the Company and Seller and their respective successors and assigns. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

IN WITNESS WHEREOF, Company and Seller have caused this Assignment to be duly executed and delivered as of the date first above written.

“COMPANY”	“SELLER”

/s/ Keith Bullard	/s/ Mark R. Horvath
Keith Bullard’s Auto Liquidation Center, Inc. a Pennsylvania corporation	Horvath Holdings, LLC a Michigan limited liability company
By: Keith Bullard	By: Mark R. Horvath
Its: Vice President	Its: Manager